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                                                                   EXHIBIT 4 (d)



                                LIFEPOINT, INC.



                                     WAIVER



                                       BY



                                   HOLDERS OF



                      SERIES C CONVERTIBLE PREFERRED STOCK



     The undersigned, being the holders of all of the issued and outstanding shares of Series C Convertible Preferred Stock, $.001 par value per share (the "Series C Preferred Stock"), of LifePoint, Inc., a Delaware corporation (the "Company"), severally and not jointly, DO HEREBY:



          1. Waive their rights to require the Company to redeem the shares of Series C Preferred Stock by reason of the occurrence of an event specified in Section VIII, A(iii)(c) of the Certificate of Designation governing the Series C Preferred Stock if, but only if, such event arises from a transfer of outstanding securities of the Company that have voting power, and not through actions taken by the Company or its subsidiaries.



          2. Agree that any transferee of their shares of Series C Preferred Stock shall be bound by this waiver, and agree not to transfer their shares of Series C Preferred Stock unless the transferee executes and delivers to the Company a written instrument agreeing to be bound by the terms of this Waiver with respect to the shares of Series C Preferred Stock being transferred.



          3. Agree that this Waiver shall be effective as of, and shall relate back to, the time each of the undersigned first acquired its shares of Series C Preferred Stock.



          4. Understand that this Waiver shall become effective when executed, in a single instrument or counterparts, by holders of all of the outstanding shares of Series C Preferred Stock.



     IN WITNESS WHEREOF, the undersigned have duly executed this Waiver, or have caused this Waiver to be duly executed by their respective officers or other representatives thereunto duly authorized, as of the date set forth below.



Dated March 12, 2002



                                              Signatures of Holders of Series C


                                              Convertible Preferred Stock



Accepted and agreed to:



LIFEPOINT, INC.



By:/s/ MICHELE A. CLARK

    ----------------------------------

Michele A. Clark


Controller and


CHIEF ACCOUNTING OFFICER


                                       E-34